UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                            SEC File Number: 0-52977
                           CUSIP Number: 84858A 10 4

(Check One):  [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
              [ ] Form 10-D  [ ] Form N-SAR [ ] Form N-CSR

     For Period Ended: December 31, 2007

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     FOR THE TRANSITION PERIOD ENDED:________________

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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

Spirit Exploration, Inc.
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Full Name of Registrant

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Former Name if Applicable

7305 Calle Sagrada
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Address of Principal Executive Offices (Street and Number)

Bakersfield, CA 93309
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

    |(a)  The reasons  described  in  reasonable  detail  in  Part  III  of this
    |     form  could  not be eliminated without unreasonable effort or expense;
    |
    |(b) The subject annual report, semi-annual report, transition report | on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof
[x] |     will  be  filed  on  or  before  the  15th  calendar day following the
    |     prescribed  due  date;  or  the subject quarterly report or transition
    |     report  on  Form  10-Q, 10-QSB, or portion thereof will be filed on or
    |     before  the  fifth calendar day following the prescribed due date; and
    |
    |(c)  The accountant's  statement  or  other  exhibit  required  by  Rule
    |     12b-25(c)  has  been  attached  if  applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K. 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant has experienced delays in completing its financial statements for the year ended December 31, 2007, as the registrant's accountants have additional information to gather. As a result, the registrant is delayed in filing its Form 10-K for the year ended December 31, 2007.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     M. Richard Cutler               706               737-6600
     -----------------               ---               --------
     (Name)               (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes [ ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The registrant commenced actual operations  during this period and will have
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revenues which did not occur in the prior periods.  Until receipt and
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confirmation of accounting data estimates cannot be reasonably made.
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                            SPIRIT EXPLORATION, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date   March 31, 2008                       By   /s/Thomas J. Cunningham
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                                                 Thomas J. Cunningham, President